Resolution of the Shareholders

of

DAULTON CAPITAL CORP

The following is a true copy of the resolution duly adopted by the majority of the Shareholders of the Corporation at a special meeting, notice to this meeting having been waived, held on this May 18th, 2012

WHEREAS there has been presented to and considered by this meeting a Motion elect a new DIRECTOR of the Corporation following the resignation of Terry Fields as a director;

NOW THEREFORE BE IT RESOLVED that pursuant to pursuant to NRS 78.320, the majority of shareholders having considered this matter; and having opened the floor to all those who voice a preference in the issue, have overwhelmingly voted and RESOLVED that:

PETER MADDOCKS shall hereby serve as the new Director of the Corporation, commencing immediately

Said Motion is hereby passed and the corporate books, records and the Corporation shall file this Resolution in the corporate records of the Corporation.

DATED: May 18th, 2012

/s/ Terry Fields____________

Terry Fields.; Secretary